The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2026

Pricing Supplement No. 2026-USNCH33720 to Product Supplement No. EA-02-12 dated February 25, 2026,

Underlying Supplement No. 13 dated February 25, 2026, Prospectus Supplement and Prospectus each dated February 25, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293732 and 333-293732-02

Dated August----, 2026

Citigroup Global Markets Holdings Inc. $---- Trigger Autocallable Notes

Linked to the Nasdaq-100 Index® Due On or About August 25, 2031

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the Nasdaq-100 Index® (the “underlying”).  If the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date (beginning one year after issuance), we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate.  The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum.  If by maturity the notes have not been called (including on the final valuation date), the amount you receive at maturity will depend on the final underlying level.  If the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will repay the stated principal amount of your notes at maturity.  However, if the final underlying level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing level of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks.  You may lose a substantial portion or all of your initial investment.  You will not receive dividends or other distributions paid on any stocks included in the underlying.  The notes do not pay interest.  The contingent repayment of the stated principal amount applies only if you hold the notes to maturity.  Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates[1]

❑	Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date (beginning one year after issuance). The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors may have full downside market exposure to the underlying at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the notes have not been called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity. However, if by maturity the notes have not been called and the final underlying level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	August 21, 2026
Settlement date	August 25, 2026
Valuation dates[2] (See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-6.)	Quarterly, beginning after one year
Final valuation date[2]	August 21, 2031
Maturity date	August 25, 2031
[1]	Expected

[2]	See page PS-4 for additional details

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Autocallable Notes Linked to the Nasdaq-100 Index®.  Any payment on the notes will be determined by the performance of the underlying. The call return rate, initial underlying level and downside threshold will be determined on the trade date.  The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Call Return Rate	Initial Underlying Level	Downside Threshold	CUSIP/ISIN
Nasdaq-100 Index® (Ticker: NDX)	9.10% to 9.60% per annum		, which is 75% of the initial underlying level	17333Y222 / US17333Y2220

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.25	$9.75
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.57 per note, which will be less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.25 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.75 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.75 per note. UBS will receive an underwriting discount of $0.25 for each note it sells.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-12 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002658/dp241929_424b2-ea0212.htm

♦	Underlying Supplement No. 13 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002640/dp241935_424b2-us13.htm

♦	Prospectus Supplement and Prospectus each dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes.  References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Trigger Autocallable Notes Linked to the Nasdaq-100 Index® that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The Nasdaq-100 Index®” beginning on page PS-12 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions—The Nasdaq-100 Index®” beginning on page US-28 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying or in the stocks included in the underlying.

♦	You understand and accept the risks associated with the underlying.

♦	You believe the closing level of the underlying will be greater than or equal to the initial underlying level on one of the specified valuation dates.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You are willing to hold notes that will be called on the earliest valuation date on which the closing level of the underlying is greater than or equal to the initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the underlying, which could be significant.

♦	You would be willing to invest in the notes if the call return rate were set equal to the lowest rate indicated on the cover page of this pricing supplement (the actual call return rate will be set on the trade date).

♦	You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You do not believe the closing level of the underlying will be greater than or equal to the initial underlying level on any one of the specified valuation dates.

♦	You believe the closing level of the underlying will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You do not understand or accept the risks associated with the underlying.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦	You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return.

♦	You would be unwilling to invest in the notes if the call return rate were set equal to the lowest rate indicated on the cover page of this pricing supplement (the actual call return rate will be set on the trade date).

♦	You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦	You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing level of the underlying is greater than or equal to the initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 5 years, unless called earlier
Trade date[1]	August 21, 2026
Settlement date[1]	August 25, 2026
Final valuation date[1], 2	August 21, 2031
Maturity date[1]	August 25, 2031
Underlying	Nasdaq-100 Index® (Ticker: NDX)
Automatic call feature

The notes will be automatically called if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date (beginning one year after issuance).

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1,2]

August 27, 2027

November 22, 2027

February 22, 2028

May 22, 2028

August 21, 2028

November 21, 2028

February 21, 2029

May 21, 2029

August 21, 2029

November 21, 2029

February 21, 2030

May 21, 2030

August 21, 2030

November 21, 2030

February 21, 2031

May 21, 2031

August 21, 2031 (the “final valuation date”).

Call settlement dates	See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-6.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 9.10% to 9.60% per annum (the actual call return rate will be set on the trade date).

See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-6.

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates (including the final valuation date) and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying level – initial underlying level initial underlying level
Downside threshold	75% of the initial underlying level, as specified on the cover page of this pricing supplement
Initial underlying level	The closing level of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	The closing level of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date	The closing level of the underlying (the initial underlying level) is observed and the downside threshold and call return rate are set.

Quarterly, beginning August 27, 2027 (including the final valuation date)

The notes will be automatically called if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date (beginning one year after issuance).

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date

The final underlying level is observed on the final valuation date.

If the notes are not called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, we will pay you an amount in cash per note that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the underlying, equal to:

$10.00 × (1 + underlying return)

Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes

Valuation Date[1]	Call Settlement Date[2]	Call Return (Per $10 stated principal amount. Based on a call return rate of 9.10% per annum. The actual call return rate will be set on the trade date.)	Call Price (Per $10 stated principal amount)
August 27, 2027	August 31, 2027	9.100% of the stated principal amount	$10.9100
November 22, 2027	November 24, 2027	11.375% of the stated principal amount	$11.1375
February 22, 2028	February 24, 2028	13.650% of the stated principal amount	$11.3650
May 22, 2028	May 24, 2028	15.925% of the stated principal amount	$11.5925
August 21, 2028	August 23, 2028	18.200% of the stated principal amount	$11.8200
November 21, 2028	November 24, 2028	20.475% of the stated principal amount	$12.0475
February 21, 2029	February 23, 2029	22.750% of the stated principal amount	$12.2750
May 21, 2029	May 23, 2029	25.025% of the stated principal amount	$12.5025
August 21, 2029	August 23, 2029	27.300% of the stated principal amount	$12.7300
November 21, 2029	November 26, 2029	29.575% of the stated principal amount	$12.9575
February 21, 2030	February 25, 2030	31.850% of the stated principal amount	$13.1850
May 21, 2030	May 23, 2030	34.125% of the stated principal amount	$13.4125
August 21, 2030	August 23, 2030	36.400% of the stated principal amount	$13.6400
November 21, 2030	November 25, 2030	38.675% of the stated principal amount	$13.8675
February 21, 2031	February 25, 2031	40.950% of the stated principal amount	$14.0950
May 21, 2031	May 23, 2031	43.225% of the stated principal amount	$14.3225
August 21, 2031 (the “final valuation date”)	August 25, 2031 (the “maturity date”)	45.500% of the stated principal amount	$14.5500
(1)	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

(2)	If any valuation date (other than the final valuation date) is postponed, the related call settlement date will be the second business day after such valuation date as postponed.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the underlying and, if the notes are not automatically called, will depend on whether, and the extent to which, the final underlying level is less than the downside threshold. If the notes are not automatically called on any of the valuation dates and the final underlying level is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level is less than the initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the underlying even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The repayment of principal is contingent, and you will have full downside exposure to the underlying if the final underlying level is less than the downside threshold — If the notes are not automatically called on any of the valuation dates and, on the final valuation date, the closing level of the underlying is less than the initial underlying level but greater than or equal to the downside threshold, you will receive your stated principal amount at maturity. However, if the final underlying level is below the downside threshold, the contingent repayment of principal will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level is less than the initial underlying level. The notes will have full downside exposure to the decline of the underlying if the final underlying level is below the downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the level of the underlying is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your notes will not reflect any reinvestment of dividends.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing level of the underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing level of the underlying only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing level of the underlying on the final valuation date is less than the downside threshold, even if the closing level of the underlying is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date, even if the closing level of the underlying is less than the initial underlying level on other days during the term of the notes. Because the performance of the notes depends on the closing level of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing level of the underlying, particularly around the valuation dates. You should understand that the level of the underlying has historically been highly volatile. See “The Nasdaq-100 Index®” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing level of the underlying on that valuation date is greater than or equal to the initial underlying level. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying, dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Nasdaq-100 Index® is subject to risks associated with the stocks of foreign companies — Some of the stocks that constitute the Nasdaq-100 Index® are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the level of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone that valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — The Nasdaq, Inc. (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	Approximately 5 years (unless earlier called)
Hypothetical initial underlying level:	100.00
Hypothetical downside threshold:	75.00 (which is 75% of the hypothetical initial underlying level)
Hypothetical call return rate:	9.10% per annum
Valuation dates:	Valuation dates will occur quarterly (beginning one year after issuance) as set forth on page PS-6 in this pricing supplement.

*(i) The hypothetical call return rate per annum may not represent the actual call return rate per annum and (ii) the hypothetical initial underlying level and downside threshold may not represent the actual initial underlying level and downside threshold, respectively, applicable to the notes.  The actual call return rate, initial underlying level and downside threshold for the notes will be determined on the trade date.

Example 1 — Notes are Called on the First Valuation Date

Closing level on first valuation date:	110.00 (greater than or equal to initial underlying level, notes are called)
Call price (per $10.00 stated principal amount):	$10.91

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $10.91 per $10.00 stated principal amount (a total return on the notes of 9.10%).

Example 2 — Notes are Called on the Final Valuation Date; the Final Underlying Level is Greater Than the Initial Underlying Level

Closing level on first through sixteenth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	106.00 (greater than the initial underlying level, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $4.55 $14.55

Because the final underlying level is greater than the initial underlying level on the final valuation date, the notes are called and we would pay you at maturity a total of $14.55 (the $10.00 stated principal amount plus the call return of 45.50%).

Example 3 — Notes are NOT Called on the Final Valuation Date; the Final Underlying Level is Greater Than the Downside Threshold but Less Than the Initial Underlying Level

Closing level on first through sixteenth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	85.00 (greater than the downside threshold but less than the initial underlying level, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00

Because the final underlying level is greater than the downside threshold but less than the initial underlying level on the final valuation date, the notes are not called and we would pay you at maturity a total of $10.00 per $10.00 stated principal amount (0.00% total return).

Example 4 — Notes are NOT Called and the Final Underlying Level is Less Than the Downside Threshold on the Final Valuation Date

Closing level on first through sixteenth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	30.00 (less than initial underlying level and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 × (1 + underlying return) $10.00 × (1 + –70.00%) $10.00 × 0.30 $3.00

Because the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, we would pay you at maturity a total of $3.00 per $10.00 stated principal amount (a 70.00% loss on the notes).

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market.  All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange.  The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.  The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of The Nasdaq, Inc. and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the Nasdaq-100 Index®, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the Nasdaq-100 Index®, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

The graph below illustrates the performance of the Nasdaq-100 Index® from January 4, 2016 to August 17, 2026.  The closing level of the Nasdaq-100 Index® on August 17, 2026 was 29,995.38.  We obtained the closing levels of the Nasdaq-100 Index® from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing levels of the Nasdaq-100 Index® should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Nasdaq-100 Index®. We cannot give you assurance that the performance of the Nasdaq-100 Index® will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.25 for each note sold in this offering.  UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.75 per note.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  UBS will receive an underwriting discount of $0.25 for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately nine months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2026 Citigroup Global Markets Inc.  All rights reserved.  Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.